Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby executed by and between Sensata Technologies, Inc., a Delaware corporation (the “Company”), and Shannon Votava (“Executive”), to be effective as of May 26, 2020 (the “Effective Date”).
WHEREAS, the Company and Executive desire to enter into an employment agreement in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, continued employment of Executive by the Company and other good and valuable consideration, the receipt and sufficiency of which are expressly hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company shall employ Executive, and Executive hereby agrees to continue employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 hereof (the “Employment Period”). Subject to applicable law, the parties agree that for purposes of calculating years of service under any benefit plans or programs, Executive’s employment with the Company commenced as of May 26, 2020, unless expressly provided otherwise under the terms of any employee benefit plans or programs.
2.    Position and Duties.
(a)    During the Employment Period, Executive shall serve as Senior Vice President, Chief Legal Officer of the Company and shall have the duties, responsibilities, functions and authority that are normally associated with the position of Senior Vice President. Executive’s duties shall be subject to the power and authority of the Company’s Board of Directors (the “Company Board”) and the Board of Directors (the “Board”) of Sensata Technologies Holding plc, a public limited company formed under the laws of England and Wales (“Parent”), to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render to Parent and its Subsidiaries (as defined herein) administrative, financial and other executive and managerial services that are consistent with Executive’s position as the Board may from time to time direct.
(b)    Executive shall report to the Chief Executive Officer & President, or to such other person or persons as may be designated from time to time by the Chief Executive Officer or the Board. Executive shall devote her full business time and attention (except for vacation periods consistent with past practice and reasonable periods of illness or other incapacity) to the business and affairs of Parent and its Subsidiaries. In performing her duties and exercising her authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board. As long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, perform other services for compensation. Unless otherwise agreed by Executive, Executive’s place of work shall be in the greater Attleboro, Massachusetts metropolitan area, except for travel reasonably required for Company business.

(c)    For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent, directly or through one or more Subsidiaries.
(d)    For purposes of this Agreement, “Affiliate” shall mean with respect to Parent and its Subsidiaries, any other Person controlling, controlled by or under common control with Parent or any of its Subsidiaries and, in the case of a Person that is a partnership, any partner of the Person.
(e)    For purposes of this Agreement, “Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
3.    Compensation and Benefits.
(a)    During the Employment Period, Executive’s base salary shall be equal to the amount determined by the Board or the Compensation Committee of the Board on an annual basis (as adjusted from time to time, the “Base Salary”), which Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of Parent and its Subsidiaries are generally eligible (assuming Executive and/or her family meet the eligibility requirements of those benefit programs) (the “Senior Executive Benefits”).
(b)    During the Employment Period, Executive shall be reimbursed by the Company for all reasonable business expenses incurred by her in the course of performing her duties and responsibilities under this Agreement, which business expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. Reimbursement of the costs and expenses set forth in this Section 3(b) are subject to the Company’s requirements with respect to reporting and documentation of such costs and expenses.
(c)    In addition to the Base Salary, Executive shall be eligible to earn an annual bonus (“Annual Bonus”) in an amount as determined by the Board or the Compensation Committee of the Board equal to a certain percentage of the Base Salary then in effect, with such other terms and based upon Executive’s individual performance and/or the achievement by Parent and its Subsidiaries of financial and other objectives, in each case as established for each fiscal year by the Board or the Compensation Committee of the Board. Executive will become entitled to receive an Annual Bonus, if any, only if Executive continues to be employed by Parent or any of its Subsidiaries through April 1st of the fiscal year following the fiscal year to which such Annual Bonus relates and such Annual Bonus, if any, will be paid to Executive by the Company on or before April 15th of the fiscal year following the fiscal year to which such Annual Bonus relates. There is no guaranteed

Annual Bonus under this Agreement, and for each applicable year, Executive’s Annual Bonus could be as low as zero or as high as the maximum Annual Bonus opportunity established for such year.
(d)    The Company shall pay Executive a sign-on bonus in the amount of $250,000 (“Sign-On Bonus”), which shall be paid to Executive within thirty (30) days following the Effective Date.
(e)    The Company shall reimburse Executive up to $100,000 for her relocation expenses in accordance with the Company’s relocation benefit program and policies (“Relocation Expenses”).
(f)    Executive agrees in the event her employment with the Company terminates either voluntarily (other than for Good Reason) or for Cause during the first two years following the Effective Date, she will reimburse the Company 100% of the Sign-On Bonus and Relocation Expenses within thirty (30) days following Executive’s final day of employment. In the event Executive’s employment is terminated by the Company for a reason other than for Cause, Executive’s obligations to reimburse the Sign-On Bonus and Relocation Expenses shall lapse.
4.    Term.
(a)    The Employment Period shall end on the first anniversary of the Effective Date, but shall automatically be renewed on the same terms and conditions set forth herein (as may be modified from time to time in accordance with the terms of this Agreement) for additional one-year periods beginning on the first anniversary of the Effective Date and on each successive anniversary of the Effective Date, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 90 days prior to any such renewal date; provided that, the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason, as defined below), death or Disability (as defined below) or upon the Company’s termination of Executive’s employment (whether with Cause (as defined below) or without Cause).
(b)    If the Employment Period is terminated (1) by the Company without Cause (other than as a result of Executive’s Disability) or (2) upon Executive’s resignation with Good Reason, Executive shall be entitled to: (i) her Base Salary through the date of termination; (ii) any Annual Bonus amounts to which Executive is entitled for years that ended on or prior to the date of termination in accordance with the terms set forth in Section 3(c) (including the requirement that Executive remain employed by the Parent or its Subsidiaries through April 1 of the fiscal year following the fiscal year to which such Annual Bonus relates); (iii) an amount equal to one year of Executive’s then current Base Salary plus an amount equal to the average of the Annual Bonuses paid to Executive for the two completed fiscal years immediately preceding the date of the termination of Executive’s employment; and (iv) running concurrently with (and counting toward) her COBRA period, continued participation throughout the Severance Period (as defined below) in all health and dental benefit plans in which Executive was entitled to participate immediately prior to the termination of Executive’s employment (or the Company shall arrange to make available to Executive benefits substantially similar to those which Executive would otherwise have been entitled to receive over such period if Executive’s employment had not been terminated) on the same terms and conditions (including the amount of employee contributions toward premium payments but not guaranteeing any particular tax result to Executive of such continued benefits) under which Executive was entitled to participate immediately prior to her termination. Any stock options, RSUs or other equity awards granted to Executive shall be subject to the terms and conditions of the applicable Management Equity Plans and such awards. The amounts and benefits described in clauses (iii) and (iv) of this Section 4(b) will be paid if and only if Executive has executed and delivered to the Company a separation agreement with a general release to be provided by the Company in connection with Executive’s termination, and such release has become effective and no longer subject to revocation not later than sixty (60) days following the date of termination (the “General Release”) and only if Executive does not breach the provisions of Sections 5 through 7 hereof. The amounts payable pursuant to clause (iii) of this Section 4(b) shall be payable in regular installments over the twelve (12)-month period following the date of termination (the “Severance Period”) in accordance with the Company’s general payroll practices as in effect on the date of termination, but in no event less frequently than monthly; provided that no amounts shall be paid until the first scheduled payment date following the date the General Release is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination through such payment date if such deferral had not been required. The amounts and benefits described in clauses (i) and (ii) of this Section 4(b) shall be paid to Executive in a lump sum in cash within thirty (30) days of the applicable date of termination.
(c)    If the Employment Period is terminated (1) by the Company with Cause, (2) due to Executive’s death or Disability or (3) by Executive’s resignation without Good Reason, Executive shall be entitled to receive (i) her Base Salary through the date of termination and (ii) any Annual Bonus amounts to which Executive is entitled determined by reference to years that ended on or prior to the date of termination in accordance with the terms set forth in Section 3(c) (including the requirement that Executive remain employed by the Parent or its Subsidiaries through April 1 of the fiscal year following the fiscal year to which such Annual Bonus relates). The amounts and benefits described in clauses (i) and (ii) of this Section 4(c) shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within thirty (30) days of the applicable date of termination.
(d)    Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement benefits accrued on or prior to the termination of the Employment Period in accordance with the terms of the applicable retirement plan or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA) or as provided under an applicable Management Equity Plan.
(e)    Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise, and the Company shall have no right of offset for any amounts received by Executive from other employment; provided that, notwithstanding anything to the contrary herein, Executive’s coverage under the Company’s health and dental benefit plans will terminate when Executive becomes eligible under any employee benefit plan made available by another employer covering health and dental benefits. Executive shall notify the Company within thirty (30) days after becoming eligible for any such benefits.
(f)    Subject to applicable law, the Company may offset any amounts Executive owes Parent and its Subsidiaries against any amounts Parent and its Subsidiaries owe Executive hereunder.
(g)    For purposes of this Agreement, “Cause” shall mean, with respect to Executive, one or more of the following: (1) the indictment for a felony or other crime involving moral turpitude or the commission of any other act or any omission to act involving fraud with respect to Parent or any of its Subsidiaries or any of their customers or suppliers; (2) any act or any omission to act involving dishonesty or disloyalty that causes, or in the good faith judgment of the Board would be reasonably likely to cause, material harm (including reputational harm) to Parent or any of its Subsidiaries or any of their customers or suppliers; (3) any (i) repeated abuse of alcohol or (ii) abuse of controlled substances, in either case, that adversely affects Executive’s work performance (and, in the case of clause (i), continues to occur at any time more than thirty (30) days after Executive has been given written notice thereof) or brings Parent or its Subsidiaries into public disgrace or disrepute; (4) the failure by Executive to substantially perform duties as reasonably directed by the Board, which non-performance remains uncured for ten (10) days after written notice thereof is given to Executive; (5) willful misconduct with respect to Parent or any of its Subsidiaries, which misconducts causes, or in the good faith judgment of the Board would be reasonably likely to cause, material harm (including reputational harm) to Parent or any of its Subsidiaries; (6) the failure of Executive to cooperate in any audit or investigation of the business or financial practices of the Parent or any of its Subsidiaries; or (7) any breach by Executive of Sections 5 through 7 of this Agreement or any other material breach of this Agreement or the Management Equity Plans (as defined below).
(h)    Executive will be “Disabled” only if, as a result of her incapacity due to physical or mental illness, Executive is considered disabled under the Company’s long-term disability insurance plans.
(i)    For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company and, if applicable, its Subsidiaries prior to the end of the Employment Period as a result of one or more of the following reasons: (1) any reduction in Executive’s Base Salary or Annual Bonus opportunity, without Executive’s prior consent, in either case other than any reduction which (i) is generally applicable to senior leadership team executives of the Company and (ii) does not exceed 15% of Executive’s Base Salary and Annual Bonus opportunity in the aggregate; (2) any material breach by Parent or any of its Subsidiaries of any agreement between such Persons and Executive; or (3) a change in Executive’s principal office without Executive’s prior consent to a location that is more than fifty (50) miles from Executive’s principal office on the date hereof; provided that, in order for Executive’s resignation with Good Reason to be effective hereunder, Executive must provide written notice to the Company of the event constituting Good Reason within thirty (30) days of the initial occurrence of such event, the Company shall have thirty (30) days after delivery of such written notice to cure such event to Executive’s reasonable satisfaction, and Executive’s resignation with Good Reason must be effective within thirty (30) days following the end of the Company’s cure period.
(j)    For purposes of this Agreement, “Management Equity Plans” shall mean the First Amended and Restated 2010 Equity Incentive Plan of Parent, including any amendments thereto, together with any other incentive equity plan of Parent or any of its Subsidiaries under which Executive may have in the past received, or may in the future receive any equity or equity-based award, along with any Award Agreements (as defined therein) and any attachments thereto, as amended from time to time.
5.    Confidential Information.
(a)    Executive acknowledges that the continued success of Parent and its Subsidiaries and Affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information”. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to Parent’s or its Subsidiaries’ or Affiliates’ current or potential business and (2) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Executive during the course of her performance with Parent and its Subsidiaries or Affiliates (including the Company) concerning the business and affairs of Parent and its Subsidiaries and Affiliates, information concerning acquisition opportunities in or reasonably related to the Parent’s or its Subsidiaries’ or Affiliates’ business or industry of which Executive has become or becomes aware during her employment, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive’s course of performance, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that during her employment and thereafter he shall not disclose to any unauthorized person or use for her own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act; or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under her control.

(b)    During the Employment Period, Executive shall not use or disclose any confidential information, including trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent or its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive shall use in the performance of her duties only information that is (1) generally known and used by persons with training and experience comparable to Executive’s and that is (i) common knowledge in the industry or (ii) is otherwise legally in the public domain; (2) otherwise provided or developed by Parent or its Subsidiaries or Affiliates; or (3) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person. If at any time during the Employment Period, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.
(c)    Executive represents and warrants to the Parent and its Subsidiaries that Executive took nothing with her that belonged to any former employer when Executive left her position(s) with such employer(s) that Executive was not authorized to take and that Executive has nothing that contains any confidential information that belongs to any former employer. If at any time Executive discovers that this representation is incorrect, Executive shall promptly return any such materials to Executive’s former employer(s). Parent and its Subsidiaries do not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.
(d)    Executive understands that Parent and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent or its Subsidiaries and Affiliates who need to know such information in connection with their work for Parent or such Subsidiaries and Affiliates) or use, except in connection with her work for Parent or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.
(e)    Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made to Executive’s attorney in relation to a lawsuit for retaliation against the Company for reporting a suspected violation of law; or (3) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement prevents Executive from providing, without prior notice to the Company or its Affiliates, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
6.    Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to Parent’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to Parent, the Company or such Subsidiary. At the Company’s expense, Executive shall perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).
7.    Non-Compete; Non-Solicitation.
(a)    In further consideration of the increased compensation and benefits to be paid to Executive hereunder, Executive acknowledges that during the course of her employment with the Company and its Subsidiaries, he has and shall become familiar with Parent’s and its Subsidiaries’ and Affiliates’ corporate strategy, pricing and other market information, know-how, trade secrets and valuable customer, supplier and employee relationships, and with other Confidential Information concerning Parent and its Subsidiaries and Affiliates, and that her services have been and shall be of special, unique and extraordinary value to Parent and its Subsidiaries and Affiliates. Accordingly, and in consideration for receiving the salary increase in connection with this Agreement and the potential severance benefits set forth in Section 4(b) above, Executive agrees that, during the Employment Period and for one (1) year thereafter (the “Non-compete Period”), if the termination of Executive’s employment is voluntary or for “Cause” (as defined above), he shall not, directly or indirectly, without the prior written consent of the Company, in a capacity similar to the position(s) held by Executive with the Company in the last two (2) years of Executive’s employment by the Company, and in a geographic area to which Executive was assigned, in which Executive provided services or had a material presence or influence, or for which Executive was directly or indirectly responsible, during the last two (2) years of her employment by the Company, own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business that conducts operations or sales in such U.S. states, or such countries outside the United States, as Parent and its Subsidiaries conduct sales or operations as of the date of termination of the Employment Period. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a publicly-traded corporation, so long as Executive has no active participation in the business of such corporation. For purpose of this Agreement, “Competing Business” shall mean any business engaged (whether directly or indirectly) in the design, manufacture, marketing, or sale of products or services competitive with those designed, manufactured, marketed or sold by the Parent or its

Subsidiaries or Affiliates. Executive acknowledges and agrees that Executive has received sufficient mutually agreed-upon consideration for agreeing to be bound by the obligations in this Section, specifically the salary increase and the potential to receive severance set forth in Section 4(b) above. The restrictions in this Section do not become effective until the 11th business day after this Agreement is executed by Executive.
(b)    During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (1) induce or attempt to induce any employee of Parent or any Subsidiary to leave the employ of Parent or such Subsidiary, or in any way interfere with the relationship between Parent or any Subsidiary and any employee thereof; (2) knowingly hire any person who was an employee of Parent or any Subsidiary at any time during the twelve (12) months prior to the termination of Executive’s employment; or (3) induce or encourage, or attempt to induce, encourage or solicit, any customer, supplier, licensee, licensor or other business relation of Parent or any Subsidiary to cease doing business with Parent or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Parent or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding Parent or its Subsidiaries); provided that, in each case, this Section 7(b) shall only apply if Executive shall have done business with, or had direct or indirect supervisory or other responsibility for, the employee, customer, supplier, licensee, licensor, or business relation to which the applicable clause of this Section 7(b) applies.
(c)    If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with her legal counsel.
(d)    Executive acknowledges that any breach or threatened breach of the provisions of this Section 7 would cause Parent and its Subsidiaries irreparable harm. Accordingly, in addition to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of an alleged breach or violation by Executive of this Section 7, the Non-compete Period shall be tolled until such breach or violation has been duly cured.
8.    Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (b) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity; and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
9.    Recoupment Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's recoupment policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Claw-back Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Claw-back Policy from and after the effective date thereof.
10.    Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.
11.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Executive’s last residence shown on the records of the Company.

Notices to the Company:
Sensata Technologies, Inc.
529 Pleasant Street
Attleboro, MA 02703
Attention: General Counsel

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
12.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
13.    Complete Agreement. This Agreement, those documents expressly referred to herein, and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
14.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
15.    Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
16.    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any Persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company other than to Parent or any of its Subsidiaries. This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 16.
17.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
18.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board or the Compensation Committee of the Board as appropriate) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period with Cause or, except as otherwise stated herein, Executive’s right to terminate the Employment Agreement with Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
19.    Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

20.    Tax Matters; Code Section 409A.
(a)    The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in Parent (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together (if such failure to withhold was at the written direction of Executive) with any interest, penalties and related expenses thereto. The Company does not guarantee any particular tax result to Executive with respect to any payments or benefits provided hereunder.
(b)    The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company, or Parent or any of their Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.
(c)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (1) the first business day following the expiration of the six-month period measured from the date of such “separation from service” of Executive, and (2) the date of Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(d)    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (1) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive;

(2) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (3) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(e)    For purposes of Code Section 409A, Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(f)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
21.    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
22.    Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive, or of which Executive becomes aware, at any time during the Employment Period, which opportunities relate to the business of designing, manufacturing, marketing, or selling products or services competitive with those designed, manufactured, marketed or sold by the Parent or its Subsidiaries or Affiliates (“Corporate Opportunities”). During the Employment Period, unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.
23.    Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with Parent and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Parent or any Subsidiary (including, without limitation, Executive being available to Parent and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at Parent’s or any Subsidiary’s request to give truthful and accurate testimony without requiring service of a subpoena or other legal process, volunteering to Parent and its Subsidiaries all pertinent information and turning over to Parent and its Subsidiaries all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event Parent or any Subsidiary requires Executive’s cooperation in accordance with this Section 23, Parent shall pay Executive a per diem reasonably determined by the Board or the Compensation Committee and reimburse Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

24.    Nondisparagement. Executive agrees not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Parent or its Affiliates, or any of their respective past and present directors, officers or employees. Parent and its Affiliates agree not to, except as may be required by law, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements or remarks concerning Executive or her employment with the Company or any of its Subsidiaries.
25.    Acknowledgement. Executive acknowledges that he had the opportunity to consult with counsel regarding this Agreement.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth above.

SENSATA TECHNOLOGIES, INC.
/s/ Jeff Cote
Jeff Cote
Chief Executive Officer & President

EXECUTIVE

/s/ Shannon Votava
Shannon Votava
SVP, Chief Legal Officer

15